Exhibit 5.1

July 16, 2010

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056

Re:    Registration on Form S-3 of certain Common Shares of Magnum  Hunter Resources Corporation

Ladies and Gentlemen:

At your request, I have examined the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-           ) of Magnum Hunter Resources Corporation, a Delaware corporation (the "Company"), and the prospectus contained therein, as filed with the Securities and Exchange Commission (the "Commission") on July 16, 2010 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration under the Securities Act of up to 616,812 shares of the Company's Common Stock issuable upon the exercise of certain warrants of the Company (the "Warrant Shares"). Upon exercise of the warrants by the holders thereof, the Warrant Shares will be issued to the selling stockholders, as identified in the Registration Statement ("Selling Stockholders") and thereafter may be offered and sold by the Selling Stockholders from time to time in unspecified numbers and at indeterminate prices.

I am of the opinion that the Warrant Shares are duly authorized and, upon payment of the exercise price therefor, as set forth in the warrants of the Company, and delivery of the Warrant Shares by the Company to the Selling Stockholders, such Warrant Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed with the Commission on the date hereof and to the reference to me under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully,

/s/ Paul Johnston

Paul Johnston, Esquire